SUPERIOR COURT FOR THE STATE OF WASHINGTON
IN AND FOR SNOHOMISH COUNTY

WILLIAM A. DeGROODT AND PATRICIA M. DeGROODT, husband and wife, Petitioners, v. KURVE TECHNOLOGY, INC. a Delaware corporation, Respondent	NO. 17-2-00081-31 ~~[PROPOSED]~~ **ORDER APPROVING GENERAL RECEIVER'S MOTION TO SELL ASSETS FREE AND CLEAR**

THIS MATTER came before the Court upon the motion (the "Motion") of Resource Transition Consultants, LLC ("RTC" or "Receiver"), the duly-appointed general receiver, for authorization to sell or assign Kurve Technology, Inc. ("Kurve") assets free and clear of liens, encumbrances, and rights of redemption pursuant RCW 7.60.260.

The Court reviewed the pleadings and files herein, including the Motion and the Declaration of Kevin P. Hanchett, filed in support of the Motion, along with all exhibits and any responses and replies.

Having been fully advised, the Court finds and concludes as follows:

1. The Court has jurisdiction over the receivership and the transactions contemplated by the Motion, pursuant to RCW 7.60.055.

2. It is in the best interests of the estate to allow the Receiver to sell or assign Kurve's assets, including office equipment, licenses, domain name, software code, existing contracts, intellectual property, other tangible and intangible assets, and a commercial lease

RESOURCE TRANSITION CONSULTANTS, LLC
4100 194TH STREET SW, SUITE 208
LYNNWOOD, WA 98036
PHONE: (425) 678-8162

agreement (collectively, the "Assets") to Savile Therapeutics, Inc, pursuant to RCW 7.60.260 and the Asset Purchase Agreement.

3. Proper and timely notice of the Motion and the proposed order was provided to parties entitled to such notice.

Now, therefore, IT IS HEREBY ORDERED that:

1. The Receiver is authorized, on the conditions set forth herein, to sell the Assets under the terms and conditions set forth in the Asset Purchase Agreement attached to the Declaration of Kevin P. Hanchett, or to any other buyer on superior terms and conditions in the sole discretion of the Receiver, as long as the superior offer was received prior to the court hearing on this Motion. The sale shall occur clear of liens, encumbrances, and rights of redemption in accordance with RCW 7.60.260.

2. If the proposed buyer fails to close under the terms of the asset purchase agreement, the Receiver is authorized to replace a buyer with a new buyer as long as the sale is for the same or better terms.

3. The Receiver shall have the right but not the obligation to seek such further orders of this Court to facilitate the closing of the sales as it may deem necessary or appropriate.

4. Liens encumbering the Assets shall transfer and attach to the proceeds of the sale and shall be paid in accordance with said liens' amounts, priorities and validity. The Receiver may pay directly from closing all costs of sale, including closing costs, commissions, the disposition fees to the Receiver, and the undisputed amounts of any liens.

5. The purchasers of the Assets shall take the Assets free and clear of all liens, encumbrances, and rights of redemption. The purchaser is not a successor to the debtor, and buys the Assets free of any successor liability.

6. Absent issuance of a stay of the sale, the Receiver shall proceed to close a sale approved under the terms of this Order, notwithstanding the pendency of a motion for reconsideration or an appeal. Reversal or modification of this Order on appeal shall not affect

RESOURCE TRANSITION CONSULTANTS, LLC
4100 194TH STREET SW, SUITE 208
LYNNWOOD, WA 98036
PHONE: (425) 678-8162

the finality and validity of the transaction or the title granted to the purchasers, absent issuance of a stay of the sale prior to closing.

DONE IN OPEN COURT this 24 day of February, 2022.

TRACY G. WAGGONER
SUPERIOR COURT COMMISSIONER

Presented by:

RESOURCE TRANSITION CONSULTANTS, LLC, Receiver

Kevin Hanchett, WSBA #16553
Resource Transition Consultants, LLC

RESOURCE TRANSITION CONSULTANTS, LLC
4100 194TH STREET SW, SUITE 208
LYNNWOOD, WA 98036
PHONE: (425) 678-8162